Exhibit 3.10

REAMENDED AND RESTATED BYLAWS OF XFONE, INC.
DATED OCTOBER 25, 2007
A Nevada Corporation

ARTICLE 1 – OFFICES

1.1 Resident Agent and Registered or Statutory Office. The Resident Agent for the Corporation is INCORP SERVICES, INC. The registered or statutory office of the Corporation in the State of Nevada is located in Las Vegas, Nevada. The Directors may change the Resident Agent of the Corporation and the registered or statutory office of the Corporation from time to time as they, in their sole discretion, may deem proper.

1.2 Other Places Of Business. Branch or subordinate offices or places of business may be established at any time by the Board of Directors at any place or places where the Corporation is qualified to do business.

ARTICLE 2 – SHAREHOLDERS

2.1 Annual Meeting. A meeting of shareholders shall be held each year for the election of directors and for the transaction of any other business that may come before the meeting. The time and place of the meetings of shareholders shall be designated by the Board of Directors. An annual meeting shall be held upon not less than ten (10), nor more than sixty (60) days written notice of the time, place and purposes of the meeting.

2.2 Special Meetings. A special meeting of shareholders may be called for any purpose (except for the election of directors) by the Chairman of the Board, President or the Board of Directors, or as permitted by law. A special meeting shall be held upon not less than ten (10), nor more than sixty (60) days written notice of the time, place and purposes of the meeting.

2.3 Action Without Meeting. Action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of the majority of the outstanding shares of each voting group entitled to vote on it as if such vote was at a meeting. Such written consent or consents shall be filed in the minute book.

2.4 Quorum. The presence at any meeting (including any adjourned meeting), in person or by proxy, of the holders of shares entitled to cast fifty point one percent (50.1%) of all shares issued and outstanding shall constitute a quorum.

2.5 Record Date. The record date for all meetings of shareholders shall be as fixed by the Board of Directors; provided, however, that the record date shall not be less than ten (10), nor more than sixty (60) days before the date of the meeting.

ARTICLE 3 - BOARD OF DIRECTORS

3.1 Number; Classification; Term of Office.

3.1.1              The authorized number of directors on the Board of Directors of the Corporation shall be not less than two (2), nor more than eight (8).

3.1.2              The Board of Directors shall be divided into three classes, known as Class A, Class B and Class C.  Directors of Class A first elected at the annual meeting of shareholders of the Corporation held in 2007 shall hold office until the first annual meeting of the shareholders of the Corporation following their election, such annual meeting of the shareholders to be held in 2008; directors of Class B first elected at the annual meeting of shareholders of the Corporation held in 2007 shall hold office until the second annual meeting following their election, such annual meeting of the shareholders to be held in 2009; and directors of Class C first elected at the annual meeting of the shareholders of the Corporation held in 2007 shall hold office until the third annual meeting following their election, such annual meeting of the shareholders to be held in 2010. At each annual meeting of shareholders beginning with the annual meeting of shareholders held in 2008, directors re-elected, or elected to succeed those whose terms then expire, shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election. If the number of directors is changed pursuant to an amendment to Article 3.1.1, any newly created directorships or any decreases in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible. Each director who is elected as provided in this Article 3 shall serve until his successor shall have been duly elected and qualified or until his earlier resignation, removal or death.

3.1.3              Directors shall be elected at the annual meeting of the shareholders of the Corporation by a plurality of votes. A separate vote for the election of directors shall be held at each annual meeting for each class of directors having nominees for election at such annual meeting.

3.2 Regular Meetings. A regular meeting of the Board of Directors shall be held without notice of the date, time, place or purpose of the meeting, as may be designated from time to time by resolution of the Board of Directors. The Board of Directors, by resolution, may provide for additional regular meetings, which may be held without notice, except to members not present at the time of the adoption of the resolution.

3.3 Special Meetings. A special meeting of the Board of Directors may be called at any time by the Chairman of the Board of Directors, the President or by at least two Directors for any purpose. Such meeting shall be held upon not less than twenty-four (24) hours notice if given orally (either by telephone or in person), or by telegraph or Email, or upon not less than ten (10) days notice if given by depositing the notice in the Mail, postage prepaid. Such notice shall specify the time place and purposes of the meeting. Meetings of the Board of Directors may be held at the Corporation's Principal Executive Offices, or at any other location where the Corporation or its subsidiaries are doing business, unless a majority of the Directors agree upon a different location for the meeting. Meetings of the Board of Directors may be held by telephone or video conference or similar methods of communication by which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to the final section of this Article 3.3 constitutes presence in person at the meeting.

3.4 Action Without Meeting. Action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the Board of Directors or of the committee.  Such consent or consents shall be filed in the minute book.

3.5 Quorum. Fifty percent (50%) of the members of the Board of Directors shall constitute a quorum for the transaction of business by the Board of Directors.

3.6 Vacancies in Board of Directors. Vacancies in the Board of Directors, whether caused by removal, death, mental or physical incapacitation or any other reason, including vacancies caused by an increase in the number of directors pursuant to an amendment to Article 3.1.1, may be filled by the affirmative vote of a majority of the remaining Directors, even though less than a quorum of the Board of Directors, or by a sole remaining director.

3.7 Resignation. Any director may resign at any time by delivering his written resignation to the Chairman of the Board of Directors, such resignation to specify whether it will be effective at a particular time, upon receipt or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

3.8 Removal. Notwithstanding anything to the contrary herein, any director may be removed by the affirmative vote of not less than eighty percent (80%) of the outstanding shares of the Corporation then entitled to vote, with or without cause, at any time, at a special or an annual meeting of shareholders, or by a written consent.

ARTICLE 4 - WAIVERS OF NOTICE

4.0 Any notice required by these Bylaws, the Articles of Incorporation or the law of the State of Nevada may be waived in writing by any person entitled to notice. The waiver or waivers may be executed before, at or after the event with respect to which notice is waived. Each director or shareholder attending a meeting, in person or by proxy, without protesting the lack of proper notice, prior to the conclusion of the meeting, shall be deemed conclusively to have waived such notice.

ARTICLE 5 - OFFICERS

5.1 Election. The Board of Directors shall elect a President, a Treasurer, a Secretary and such other officers as shall be elected by the Board of Directors. One person may hold two or more offices, and one person may hold the offices of President, Treasurer and Secretary and at the same time.

5.2 Duties and Authority of President. The President shall be the Chief Executive Officer of the Corporation. Subject only to the authority of the Board of Directors, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board of Directors, all other officers shall be subject to the authority and supervision of the President. The President may enter into and execute in the name of the Corporation, contracts or other instruments (including checks) in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board of Directors. He shall have the general powers and duties of management usually vested in the office of President of a corporation.

5.3 Duties and Authority of Vice-President. The Vice President shall perform such duties and have such authority as from time to time may be delegated to him by the President or by the Board of Directors. In the event of the absence, death, inability or refusal to act by the President, the Vice President shall perform the duties and be vested with the authority of the President.

5.4 Duties and Authority of Treasurer. The Treasurer shall be the Chief Financial Officer and Principal Accounting Officer of the Corporation. The Treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The Treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the President or the Board of Directors.

5.5 Duties and Authority of Secretary. The Secretary shall cause notices of all meetings to be served as prescribed in these Bylaws and shall keep, or cause to be kept, the minutes of all meetings of the shareholders and the Board of Directors. The Secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the President or the Board of Directors.

5.6 Removal of Officers. The Board of Directors may remove any officer or agent of the Corporation if such action, in the judgment of the Board of Directors, is in the best interest of the Corporation. Appointment or election to a corporate office shall not, of itself, establish or create contract rights.

5.7 Vacancies in Offices. The Board of Directors, in its absolute discretion, may fill all vacancies in offices, regardless of the cause of such vacancies, for the remainder of the terms of the offices.

ARTICLE 6 - AMENDMENTS TO AND EFFECT OF BYLAWS; FISCAL YEAR

6.1 Force and Effect of Bylaws. These Bylaws are subject to the provisions of the law of the State of Nevada and the Corporation's Articles of Incorporation, as it may be amended from time to time. If any provision in these Bylaws is inconsistent with a provision in the laws of the State of Nevada or the Articles of Incorporation, the laws of the State of Nevada or the Articles of Incorporation shall govern, except that meetings of shareholders shall be governed by these Bylaws.

6.2 Amendments to Bylaws. These Bylaws may be altered, amended or repealed by the Board of Directors; provided, however, that Articles 2.4, 3.1. 3.5, 3.8 and this Article 6.2 may be altered, amended or repealed only by the affirmative vote of not less than eighty percent (80%) of the Board of Directors.

6.3 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year.

ARTICLE 7 - INDEMNIFICATION

7.0. The Corporation shall, subject to the provisions of the Nevada Revised Statutes, indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to the Corporation if it is determined by the Board of Directors that such person acted in good faith and in a manner which he reasonably believed was in the best interest of the Corporation.

October 25, 2007

/s/ Alon Reisser
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Secretary

Certificate of Secretary

THIS IS TO CERTIFY that I am the duly elected and qualified Secretary of XFONE, INC. as of the date hereof. The foregoing Bylaws, constituting a true original copy were duly adopted as the Bylaws of said Corporation on this date. Said Bylaws have not been modified or rescinded and at the date of this Certificate are in full force and effect.

In Witness Whereof, I have hereunto set my hand on this day October 25, 2007.

/s/ Alon Reisser
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Secretary